Exhibit 99.1

Bank One Issuance Trust

Excess Spread Analysis

	Jan-04	Dec-03	Nov-03
Yield	13.80%	14.69%	14.15%
Less: Coupon	1.96%	2.00%	1.97%
Servicing Fee	1.50%	1.50%	1.50%
Net Credit Losses	5.66%	6.07%	5.75%
Excess Spread	4.68%	5.12%	4.93%

Three Month Average Excess Spread	4.91%	5.16%	5.58%

Delinquency:
30 to 59 days	1.27%	1.24%	1.30%
60 to 89 days	0.89%	0.87%	0.91%
90 + days	1.95%	1.91%	1.96%
Total	4.11%	4.02%	4.17%

Payment Rate	18.23%	18.71%	17.19%